Filed Pursuant to Rule 433

Registration Nos. 333-208463 and 333-208463-01

$525mm World Financial Network Credit Card Master Note Trust (WFNMT) 2018-A (Retail Cards)

Jt-Leads : RBC (str), BNPP, Scotia, SunTrust

Co-Mgrs    : BofAML, CIBC, JPM, Mizuho, Wells

CLS	$AMT(MM)	WAL	S/F/D	E.FNL	L.FNL	BENCH	SPRD	YLD	CPN	$ PRICE
A	525.00	2.96	AAA/AAA/AAA	02/21	12/24	iSwp	+ 45	3.090%	3.07%	99.99893
M	40.25	2.96	AA/AA/AA	** Not Offered **
B	26.25	2.96	A+/A+/A(hi)	** Not Offered **

Expected Pricing :	*Priced*	Registration:	Public / SEC Registered
Expected Settle:	02/28/18	ERISA Eligible:	Yes
First Payment:	04/16/18	Min Denoms:	$1k x $1k
Expected Ratings:	S/F/D
Bill & Deliver:	RBC	Class A CUSIP:	981464 GL8
		ISIN:	US981464GL82

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1 866 375-6829.